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SCHEDULE 14A INFORMATION

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FILING PURSUANT TO RULE 14a-12

        This filing is being made pursuant to Rule 14a-12 under the Securities Exchange Act of 1934, as amended. This filing contains statements about Aspen Technology, Inc. ("Aspen"), Advent International, Inc. ("Advent"), and the proposed sale of Aspen's Series D convertible preferred stock and warrants to Advent and holders of Aspen's Series B convertible preferred stock, and the exchange of shares of Aspen's Series B convertible preferred stock and warrants for Series D convertible preferred stock and warrants. Statements in this filing regarding these proposed transactions, the expected timetable for completing these transactions, and the benefits to be derived from the proposed transaction and any other statements about Aspen's future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," estimates and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause events to differ materially from those indicated by such forward-looking statements, including: Aspen's ability to consummate the proposed financing transaction and the other factors described in Aspen's current report on Form 8-K filed with the SEC on July 11, 2003. Aspen expressly disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this filing.

        The following is a transcript of the conference call held by Aspen on August 7, 2003.

Joshua Young:	I would like to welcome all of you to this conference to discuss our financial results for the fourth quarter of Fiscal Year 2003, ended June 30th. I'm Joshua Young, Director of Investor Relations and with me today are David McQuillin, President and CEO, and Charles Kane, CFO of AspenTech. Stephen Doyle, our general counsel, and Lisa Zappala, our former CFO, will also be here for Q&A.

Before we begin, I would like to make the usual safe harbor statement that during the course of the conference call, we may make projections or other forward-looking statements regarding future events or the financial performance of the company, which involve risks and uncertainties. The company's actual results may differ materially from the projections described in such statements. Factors that might cause such differences include, but are not limited to, those discussed in the Risk Factors section on the Company's Forms 10-K and 10-Q, as filed with the Securities and Exchange Commission.

Also, please note that the following information is related to current business conditions and our outlook as of the time the information is provided. Consistent with our prior practice, we do not expect to update this information prior to the release of our first quarter fiscal 2004 results, which takes place in late October.

Also, during the course of this call today, we will reference non-GAAP information. In compliance with the SEC's Regulation G, we filed an 8-K this afternoon that includes both our rationale for, and why we believe non-GAAP information is important in describing our operating performance, as well as the full reconciliation with the corresponding GAAP numbers.

On today's call, David McQuillin will begin with a high-level review of fourth quarter operational performance, followed by remarks on today's announcement of the FTC's challenge to our Hyprotech acquisition, a brief discussion of our proposed financing and balance sheet restructuring will follow, and finally, he will give some commentary on the environment and outlook. Charles Kane will then cover the fourth quarter from a detailed financial perspective and offer a glimpse ahead. Then, we will be pleased to take your questions. Now I'd like to turn the call over to David.
David McQuillin:	Thank you Joshua. And welcome everybody to the call. We accomplished a lot during the fourth quarter. And I'd like to start by touching briefly on some of the key operational highlights:

First, June marked the third consecutive quarter in which we met or beat both the top and bottom line results we'd targeted, excluding one-time and other changes, which are difficult to predict. And we achieved these goals while maintaining cash balances at or above estimated levels.

Second, our sales organization demonstrated improved productivity, with a balanced performance across geographies. We believe this is solid evidence that the structural and leadership changes made over the last 12 months have been effective.

Third, in terms of our two product lines, Manufacturing/Supply Chain solutions exceeded their plan in Q4, representing approximately 1/3 of our total license revenue, a significant jump from recent quarters. We also saw solid demand for our Engineering solutions from a variety of end-user segments.

And fourth, perhaps the best testament to our improved operational and financial performance in recent quarters, is the $100 million financing agreement we signed on June 2nd with Advent International, a global private equity firm.

This funding, while dilutive to common shareholders, will enable us to significantly reduce our near-term balance sheet obligations, addressing the concerns we've heard from customers, vendors, and lenders. Further, Advent is committed to providing the funding, notwithstanding today's FTC announcement. And not insignificantly, this financing will enable us, as a management team, to return our full focus and attention to further improving operational performance.

In terms of our Q4 financials, total revenues for Q4 were $82.8 million, nicely ahead of our guidance. License revenue of $38.5 million was above the high end of our guidance. From a geographic standpoint, revenues were well-balanced: The European/Middle East/Africa (EMEA) group had another strong performance in Q4, following on an outstanding performance in Q3. North and Latin America beat its plan in Q4, making a substantial contribution to overall performance. Asia/Pacific, as a region, significantly beat its plan again in Q4, as our leadership in this geography continued to gain traction. I am very pleased with the way this region has performed over the past two quarters.

For the full fiscal year, in terms of geographic breakdown of our total revenue, North and Latin America represented 57% of total revenues, Europe and the Middle East represented 30% and Asia represented 13% of our business.

In terms of revenue by product line: As I mentioned, the Manufacturing/Supply Chain product line posted strong performance in Q4, contrasting the weakness we saw in earlier quarters of fiscal 2003. About 1/3 of license revenues this quarter were attributable to these solutions, significantly up from less than 25% last quarter.

Manufacturing/supply chain results benefited from a number of transactions greater than $1 million, another positive change from what we had seen in past quarters, as demand for enterprise-level implementations has increased modestly. Overall, our Foundation products were again the most significant contributors in Q4.

In addition, as we had anticipated, the solutions we jointly developed with Accenture were for the first time material revenue contributors and helped to drive the sequential growth we delivered. We continue to believe that the products from this alliance will have a significant impact on our fiscal year 2004 results.

These transactions provide important validation from customers of our new Manufacturing to product direction. In particular, we saw good demand for our new Aspen Enterprise Platform, a robust integration application. In fact, AEP has now been deployed at 14 of our customers in 78 plants and is in use by all 32 of our Aspen PetroVantage customer accounts.

We also met all of our product development milestones for our first two products jointly developed with Accenture: AEP and Aspen Performance Scorecard. In fact, this combined offering was a key part of the Celanese Chemicals transaction, which I'll talk about in a few minutes. As we seed the market with AEP, we anticipate more of these types of transactions in the future. Dupont also rolled out their deployment of AEP to a third business unit, another strong testament to the value that these solutions are delivering in the marketplace.

Perhaps more encouraging is the activity in the pipeline around these offerings. All our initial data indicate that the solutions we developed with Accenture are going to be an important element of our growth and profitability in the coming year.

Demand for Engineering solutions remained robust, as customers continued to embrace the combination of AspenTech and Hyprotech. It is worth noting that nearly all our Engineering products are sold on a term license basis. They represent the majority of license revenue, and we have a 95% renewal rate for these solutions.
This is a very attractive element of our business model, as it represents a predictable and, valuable source of future revenues in an environment that favors existing vendors.

In terms of end-user market trends, we saw no marked change during Q4. Refining and Oil & Gas remained the strongest contributors. The Chemicals and petrochemical industries were the second largest vertical market in Q4, flat with Q3. And again, the Engineering and construction sector made a solid contribution, bolstered by these companies' desires to have standard technology platforms to share engineering data and to collaborate in real-time.

For the full fiscal year 2003, software revenues by end user broke down as follows: 40% in the Refining and Oil & Gas Markets; 25% in the Chemical and Petrochemical markets; 18% in the Engineering & Construction market; 14% in Pharmaceutical & Specialty Chemicals; and the remaining 3% in a variety of other process oriented markets.

Looking at license revenue by deal size, the mix of business was fairly typical of a fourth fiscal quarter for AspenTech. The number of total transactions we closed in the quarter was approximately the same as we closed last quarter, but our ASP in the quarter improved slightly to approximately $550,000. Included in these were 9 transactions of approximately $1 million or larger, level with Q3 results.
Services revenues, which totaled $44.2 million in the fourth quarter, was in line with our guidance.

As in Q3, we did see some customers continue to push out the timing on certain projects, and as is typical in difficult periods, portions of a few programs were cancelled, causing some further softening in the project services backlog.
Maintenance renewal rates remained high, important evidence of customer satisfaction and the value of our solutions.

Third quarter operating expenses totaled approximately $98.9 million, including a $18.5 million restructuring charge. The largest component of this charge relates to increased estimates of excess facilities costs, in addition to a $6 million accrual related to the legal costs associated with the FTC complaint. Charles will detail these charges later in the call. Excluding these costs, which appear on the income statement in the line titled "Restructuring and Other Charges, " our total spending was $80.4 million, a bit above the high end of our guidance.

Excluding the restructuring charge, as well as the preferred dividend and discount accretion, we posted pro forma net income of approximately $2.7 million, or $0.07, up from $2.4 million or $0.06 in Q3.

Now I'd like to describe some of the more significant transactions we closed in the fourth quarter, starting with those in our manufacturing/supply chain product line, which exceeded its plan for the first time in fiscal 2003.

The most material transaction we signed in the quarter was with Sinopec, the largest integrated petroleum and petrochemical company in China. Sinopec signed a broad license to our Aspen Retail, Aspen MIMI and Collaborative Demand Management software for deployment in their petrochemical and refining business units. This was a competitive win against i2 and Honeywell. We expect to sign a related services contract for this transaction sometime this quarter.

Another highlight of the quarter was a transaction we signed with BASF for Advanced Process Control and Production Management. This win was a collaboration with Accenture and a competitive win versus Invensys.

We signed another significant supply chain agreement in the Asian market with Petronas, a national oil company of Malaysia, which was competitive against Manugistics and the i2/Shell global solutions alliance.
Citgo Petroleum committed to a multi-year term contract for Aspen Petrovantage, our decision support and workflow tool for petroleum traders, schedulers and analysts.

And Celanese Chemicals signed an agreement to deploy our Plantelligence integrated manufacturing solution including AEP and Performance Scorecard at their Pampa facility, as well as an extensive license and services agreement to roll out Advanced Process Control solutions at several of their plants.

Now let me summarize the major transactions for our engineering product line. Sasol, the South African state oil company, made a multi-million dollar commitment to extend their usage of Aspen Engineering Suite and added the rights to use our Aspen ICARUS products. Eli Lilly licensed our Engineering Suite to improve its capacity management, process optimization and lab-to-plant commercialization. Cargill, the world's largest supplier of commodity food and agricultural products, licensed two of our newest engineering products, Aspen Water and Aspen Utilities, to save millions of dollars per month through increased efficiency. Huntsman, the world's largest private chemical company, made a broad, corporate-wide commitment to our tools.
And on the engineering and construction side of our business, we also closed significant transactions in the quarter with Linde and CDI Engineering Group.
Now let me turn to the announcement we made this morning concerning the FTC's decision to file an administrative complaint challenging our acquisition of Hyprotech.

As many of you know, although the acquisition did not require review by the FTC under the Hart-Scott-Rodino Act, the FTC decided to review the merger for possible anticompetitive effects some fifteen months ago. Over this period, we have cooperated fully with them. Needless to say, we do not agree with the FTC's allegations; in fact, we believe our case is strong, and that we will prevail in the end, but a final determination may well be years away, and the outcome is impossible to predict with certainty.

The commencement of the proceedings announced today does not constitute a ruling that our acquisition of Hyprotech was unlawful. Rather, it simply formalizes the Commission's decision that there are sufficient reasons to warrant a trial before an administrative law judge who will hear arguments from both sides. Again, a final outcome is unlikely to be known for several years.

The FTC action will not impact our customers and partners. The AspenTech management team will be actively engaged in the coming days and weeks with key decision-makers, assuring them that our Engineering product development roadmaps, customer support and strategic focus remain unchanged. We will also reaffirm our commitment to innovation and to bringing them the best-in-class solutions they've come to expect from AspenTech.
In terms of financial statement implications, in the fourth quarter of fiscal 2003, we accrued an additional $6 million to cover the estimated cost of legal expenses in connection with this matter.

The good news is that our proposed financing with Advent is unaffected by today's announcement. With these funds, we will have adequate financial resources to fight this action, while continuing to drive value to our customers.

Since we view the proposed financing as critical, let me spend a few moments reviewing our status. As you know, next Wednesday August 13th is the special shareholder vote to approve the proposed Series D transaction, which has never looked more important than it does this afternoon.

We believe the terms, as proposed, are fair for our shareholders, and two well-respected financial experts have articulated their support of that position. In addition, ISS, the Institutional Shareholder Services, has recommended that shareholders vote in favor of all proposals on our proxy. Thus far, we have been pleased with the overall reception we've received in meetings with many of our shareholders.
Some of you may be aware that a few large shareholders expressed concern earlier this week about the Series D pricing relative to market prices in recent weeks.

In light of today's developments, we hope that all our shareholders will recognize the attractiveness of the proposed financing, for the following reasons. First, the Series D shares are priced at $3.33 per share. This price was a 10% discount to the 15 day trailing average at the time it was announced. Based on today's close, the price represents a 34% premium. Advent's investment is contingent only on the shareholder vote, NOT on any resolution of the FTC situation. The net proceeds will enable us to meet our substantial near-term balance sheet obligations, to make critical investments in top and bottom line growth, and to simultaneously fund an aggressive defense to the FTC challenge. Based on more than nine months of intensive efforts prior to our announcement, we believed the Advent proposal represented our best financing opportunity and the only alternative. It's been two months since we announced this transaction, and no better offer has surfaced from potential investors. Therefore, we are confident no more attractive source of funds is available, and with this morning's developments, alternative financing may in fact be unavailable.

Successful completion of this transaction will enable the management team to return its focus to further improving operational and financial performance, which we believe is essential to achieving our goals.

In light of today's announcement, we feel extremely fortunate to have secured these funds, and we hope that any shareholders who have not yet voted in favor of the proposed transaction will now view it in a more favorable light.

We hope all beneficial and registered shareholders have read their proxies, and we strongly recommend any of you who have not yet voted to tender your shares in favor of each of the proposals. If you have questions on how to effect your vote, contact Joshua Young at 617-949-1274.

Assuming approval of the financing, the transaction will be completed within one week of the special shareholder meeting.

Now let me spend a few moments looking to the coming fiscal year. In terms of the near-term, we are not expecting any material change in the market demand environment. We continue to benefit from a well-established customer base, as most of our sales come from penetration of existing customers. As the economy continues to recover in the second half of calendar year 2003, we should benefit by customers returning to invest in our high return on investment solutions.

Our end-user customers face dynamic challenges. In the petroleum industry, most oil companies are still operating profitably in both the upstream and downstream sectors, and demand for our solutions remains strong. We recently announced an exciting partnership with UOP to target this segment of the market with a product for refinery-wide simulation products. With the strong performance we saw this year and our opportunities for future growth, we still believe that the refining and upstream oil & gas markets will be strategic areas for AspenTech.

In the chemicals sector, we expect we will continue to see flat results, with a modest recovery as consumer spending shows signs of sustained recovery. This suggests we will continue to see acceptable demand, but we are not counting on a substantial turnaround in this sector over the next six months.

Outside our core verticals, demand from pharmaceutical companies, consumer packaged goods and other manufacturers continues to be solid, but these sectors together represent a relatively smaller component of the total business.

One thing that is apparent in my meetings with CEOs and other senior executives is that the perception of AspenTech as a long-term supplier of strategic solutions for process manufacturers is extremely positive.

The improvement of our financial and operational results, coupled with very positive customer and partner reaction to the financing announcement, have enabled us to stabilize and regain our momentum on the sales and technical fronts.
And our reputation for excellence and integrity has helped to maintain the trust and confidence of our customers and our partners.

With that as a backdrop, I would like to introduce Charles Kane, who joined AspenTech as chief financial officer on July 1st. Charles comes to AspenTech with a distinguished executive record. Lisa Zappala, after a decade at AspenTech, is ensuring a smooth transition for Charles and will be available to assist with the transition the remainder of the fiscal year. I'd like to personally thank Lisa for her efforts.
Now I'd like to turn the call over to Charles for a detailed review of the financials, and then we'll all take your questions.
Charles Kane:	Thanks David. I'll begin by giving details on each of the principal line items on the P&L and balance sheet and then I'll conclude with our guidance and future outlook.

Total revenues in the fourth quarter were $82.8 million, approximately three million above the high end of guidance we gave last April of $79-$80 million. The positive uptick in revenues was attributable to higher license revenues, which were $38.5 million, as compared to our guidance of $35 to $36 million.

Our services revenues came in at a projected level of $44.2 million. Services backlog declined marginally from the March quarter. While services bookings were not as robust as we had hoped, we have seen strength in the pipeline due to the uptick in our manufacturing/supply chain business. Traditionally, our implementation services has been related to the manufacturing/supply chain product line. However, we are launching new consulting capabilities in our engineering product line, which we believe will strengthen the overall services business delivery.

On the expense side, we reported total expenses of $80.4 million, slightly above the guidance of $78 million. The expense overrun was due, in part, to unexpected currency changes, in particular, the Euro against the dollar, as well as third party royalties and variable sales expenses relating to commissions on revenue overachievement.

Gross margins on licenses were 89.2%, down sequentially by 2.5% due to a higher proportion of royalty-bearing licenses during Q4. Gross margins on licenses were 91.5% a year ago in fiscal year Q4. Services gross margins totaled 40.5%, down sequentially 2.1% from last quarter due to lower utilization rates in the project implementation business.
We ended Q4 with approximately 1,750 employees, down from 1,800 at the end of Q3 and down considerably from the 2200 employees at the end of last year.

Sales and marketing expenses in the fourth quarter were $25.2 million, up approximately 3% from Q3 due to FX and commissions as mentioned earlier. This represents 30.5% of total revenue and is down 18% year over year for the comparable quarter.
Fourth quarter R&D spending of $15.6 million was flat with Q3 levels and represented 18.9% of total revenue. This amount was also down 18% year over year for the fourth quarter.
G&A costs were $9 million, in line with our estimates and flat with Q3. G&A costs are down 15% like compared to last year's fourth quarter.
As a management team, we were pleased to meet our operational objectives. Excluding the charge that David mentioned, we produced operating income of approximately $2.4 million in the fourth quarter.

About half of the $18.5 million restructuring charge relates to accruals for facilities with more conservative sublease rates and timing assumptions being made. In addition, we increased our accrual for legal fees related to the FTC complaint by $6 million. The remainder of the restructuring and other line is associated with severance and asset impairments in connection with discontinued businesses.

We reported pro forma net income of $2.7 million, or $0.07 per share, excluding the restructuring charge, as well as excluding the preferred stock dividend and discount accretion, and this is on track with the guidance that was provided at the beginning of the quarter of $0.06 to $0.08.
We ended Q4 with a fully diluted share count of 41.1 million shares. And on a GAAP basis, we reported a net loss for the fourth quarter of $18.2 million, or $0.47 per share.

Moving to the balance sheet, we ended the fourth quarter with $51.6 million in cash and equivalents. In Q4, we sold approximately $17 million in installed receivables. The DSO for billed receivables was 85 days, compared with 88 days in Q3. And if one includes the unbilled with the billed receivables, the DSO was 102 days in Q4, and 109 days in Q3. DSO was 96 days in Q4 of last year and 130 days when you include unbilled receivables in that period.
We capitalized $2.3 million of R&D costs or approximately 13% of our total R&D expense.

During the fourth quarter, we paid $2.6 million of our short-term liability to Accenture, as reflected on the balance sheet. Of the $2.6 million that remained as a current liability at June 30, the balance was paid in early August, meaning that we have fully now met our commitment to Accenture for the payment that we restructured nearly a year ago. The remaining $7.4 million owed to Accenture becomes due and payable at the end of this month.

With regards to guidance, recognizing the challenge represented by our seasonally weak first quarter, we are expecting lower license revenues for the September quarter end. We believe we will see a less severe top line decline from Q4 to Q1 than we've historically experienced at Aspen; in fact, we've already closed more business thus far in Q1 than we have in recent years. Nonetheless, given persistently tight capital and IT budget constraints, we must continue to be conservative with our expectations.

For our first fiscal period ending September 30th, we expect license revenues will total between $32 and $33 million and anticipate that we will report total revenues in the range of $76 to $77 million. This presumes we are largely successful in mitigating any potential concerns regarding today's announcement on the FTC.
We expect total expenses to range between $76 and $78 million, just down somewhat from Q4 levels and consistent with our past experience, as variable sales expenses decline quarter to quarter.
Thus, we anticipate a modest bottom line loss in the September quarter. These results exclude preferred dividend and accretion, and assume no restructuring charges.

We anticipate our cash and equivalents will be in the range of $50 - 52 million, or relatively flat to this quarter, and that excludes any financing event. If the financing closes we would add approximately $60 million in net proceeds, having paid the B round, and a large portion of which we expect to use to opportunistically repurchase convertible subordinated debentures.

We maintain our previous forecast for the total fiscal 2004 year revenue and that range being $327 to $332 million, with earnings per share, on a pro forma basis, of between $0.14 and $0.17, assuming the closing of the Advent transaction. This assumes a weighted average shares outstanding for the year of approximately 74 - 76 million. We estimate that the transaction will result in dilution to earnings per share of approximately 23%.
On a quarterly basis, we expect earnings will grow sequentially throughout the fiscal year.

So to conclude before questions, overall, given our performance in Q4 and the near-term outlook, and the prospect of a restructured balance sheet, we are optimistic about our ability to continue to improve our operating performance.
I have had the pleasure of meeting a number of you in recent weeks, and I look forward to meeting more of you once the shareholder vote is behind us.

Charles Kane:	So Erica, could you please open it up for questions?
Operator:
Certainly. The question and answer session will be conducted electronically. If anyone in our phone audience does have a question for our presenters, please press star one on your touch-tone telephone. If you are on a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Once again, it's star one if you do have a question and we'll pause for just a moment to assemble our roster.
Our first question comes from Scott Brown with Bear Stearns.
Scott Brown:	Hi, guys. Quick question. Can you hear me OK?
Male:	Yes.
Male:	We can hear you, Scott.
Scott Brown:
OK. In terms of the guidance, assuming—I know when you guys made the announcement about the financing a little while ago you had also given guidance assuming the transaction does not go through. Would that be the same for the fiscal year as well?
Charles Kane:	Yes.
Scott Brown:	It would be. And the share count I think was 49 million. Would that be consistent?
David McQuillin:	In that range, yes, Scott.
Scott Brown:	OK. And one more quick question. What percentage of the licensed revenues, and maybe you mentioned this, came from engineering solutions during the quarter?
Lisa Zappala:	About 70 percent.
Charles Kane:	About 70 percent of the license revenue.
Scott Brown:	OK, of the license. . .
Charles Kane:	Of the engineering sector.
Scott Brown:	OK. I think that's it. Thanks, guys.
Charles Kane:	OK.
David McQuillin:	Thanks, Scott.
Operator:	Once again, it is star one if you do have a question. We'll take our next question from Krishna Rangarajan with CRT Capital.
Krishna Rangarajan:	Thank you. I have two questions. First a bookkeeping question as always. Can you give us the depreciation amortization and cap ex for the quarter, please?
Charles Kane:	The cap ex was 2.3 million, cap R&D. The amortization and depreciation number—if you could lead in with your other question we'll circle back there.
Krishna Rangarajan:
Sure. No problem. My second question has to do with your, the progress you're making with respect to obtaining shareholder approval for your financing transaction. You know, certainly two large shareholders have been very vociferous in their opposition to your proposal. Could you tell us as to how you're able to convince your other shareholders, as you mentioned during the call, whereas, you know, these two shareholders seem to have been quite opposed to the plan?

You know, I know it's a difficult question to answer directly but if you could just share with us some of the perspectives in terms of how you're able to convince the bulk of the remaining shareholders and why you weren't able to convince these two shareholders, it would be very helpful.
David McQuillin:
OK, well let me take that question and then if the others here want to comment that's fine. What we're saying to our shareholders is basically the following is that we have currently a significant overhang due to the near-term obligations the Company faces. This includes basically $40 million this month in the form of the first traunch of the series B put and the money that we owe Accenture.

And then there's an additional 110 million over the next two years. With the FTC litigation likely to take many years to resolve and continuing to be an unpredictable and disruptive component to running our business, that is a risk factor that we think is significant and it's not clear with the announcement of the FTC complaint that there is alternative financing available to the Company, and it's not clear that we can generate the cash flow from the business to service the debt obligations.

In addition we have a need to assure our customers that AspenTech is going to be here for the long haul, and so for all those reasons and many others that are in the proxy, in our conversations with customers, while nobody likes dilution, the fact is dilution is coming one way or another and I think most of our shareholders that we've spoken to, and we've spoken to maybe 80 percent by phone or in person, feel at the end of the day that this is the right transaction.
I really can't speak for the couple of investors who see it another way. I think I would leave that, you know, to, for you to speak to them.
Krishna Rangarajan:
If I may ask a follow-up question, there is also, you've also entered into a repurchase agreement with the Series B preferred, that gives them the ability to convert the Series C stock, if indeed you meet their put with Series C, into a senior debt obligation, what was the logic in doing that? You know, it seems like now the alternatives or the implications of not getting shareholder approval are even more dramatic on the Company than they were before. So if you could elaborate on the logic behind this particular agreement, again, it would be helpful.
Lisa Zappala:
Sure, I'll try to answer that since I was involved pretty heavily in the Series B negotiations. Clearly the Series B shareholders were instrumental in getting any new equity into the business because of their, you know, pretty severe anti-dilution provisions that were full-ratchet, not only for their convertible feature but for their warrants.

And in order to convince them to go forward with this transaction, there's give and take in every negotiation. They did not exercise their full anti-dilution provisions as they could have in the warrants and they did take a discount in the amount of proceeds they're getting for the value of their Series B.
And in return for that they wanted to have a higher position in the balance sheet if we were not to go forward. So it was part of the negotiation.
Krishna Rangarajan:	Were there other less dramatic alternatives considered? You know, it just seems like quite drastic from both the convertible bonds as well as from a shareholders standpoint.

David McQuillin:
Yes. I mean we looked at all alternatives and there were none that were better than where we landed. This is a process that spanned over nine months and very rigorous. It was led by CSFB and the details of that entire process are very well laid out in the proxy.
Krishna Rangarajan:	All right. Thank you.
David McQuillin:	OK.
Charles Kane:	Krishna, just to close out, the depreciation amortization for the quarter was 8.3 million and for the year was 31 million.
Operator:	Our next question will come from Andrew Watts with Oaktree Capital.
Andrew Watts:	Hi. Just to kind of follow up there, what was the cash from operations for the quarter? Cash flow from operations?
Charles Kane:	4.8 million.
Andrew Watts:	Thanks.
Operator:	Anything further, Mr. Watts?
Andrew Watts:	That's all.
Operator:	Once again if you do have a question for our presenters, please press star one right now.
Looks like our next question comes from Sameer Bhasin with Okumus Capital.
Sameer Bhasin:	Yes, two quick questions. Number one, what gives you the confidence that this FTC news will not affect your business going forward?
David McQuillin:	OK, let me take that one. I think first we feel we've built good momentum with our customers over the past three quarters as is evident by our performance. And our pipeline shows steady improvement.

We feel, secondly, our customers through the past 15 months that the FTC investigation has been underway believe that we're innocent until proven guilty. They've been very supportive. They continue to buy. They like the innovations they're seeing and we have over 60 customer statements supporting the transaction.

That being said, we cannot predict with certainty the impact that the FTC announcement will have on our business. Overall we have a solid game plan to communicate with our customers and our partners and we feel that with focused execution we can achieve the goals that we've talked about here on the call.
Sameer Bhasin:	OK.
David McQuillin:	OK.
Sameer Bhasin:
The other question is now that your stock is at a 33 percent discount to the original deal, you know, the shareholders who are opposing this transaction obviously aren't interested to see Aspen go belly up. Would you try to arrange a call or talk to them now with where the stock is now, the FTC, to see if maybe there could be consensus? Or is that to late for them to reconsider their decision?
Charles Kane:
No, it is not too late and we have been actively calling shareholders throughout this whole continuum and expected to continue to update the shareholders with or without the FTC announcement that went this morning.
So we will be making certain that all of the information is available to the shareholders and continue to contact them right up until the vote is taken.

Sameer Bhasin:	And once the vote is taken next Thursday, when will we know the results?
Charles Kane:	We should know the results immediately after—at the time of the shareholder meeting.
Sameer Bhasin:	OK. And. . .
David McQuillin:	We'll certainly announce it, you know, no later than a day of the shareholder meeting vote.
Sameer Bhasin:	OK. And what type of momentum do you see in your business going into Aspen World. I know you guys got good traction last year. What can we see for Aspen World which is I guess two months from now?
David McQuillin:	No, it's more like a year and two months from now. The Aspen World event is a biannual event.
Sameer Bhasin:	Oh, OK.
David McQuillin:	OK.
Sameer Bhasin:	Thank you.
David McQuillin:	Thank you.
Operator:	And again, it is star one to ask a question. We'll take a follow up from Krishna Rangarajan.
Krishna Rangarajan:
Thanks for indulging me one more time. I had a follow-up question to Sameer on the role Hyprotech plays on your overall business. Could you give us a sense as to what the revenue contribution of Hyprotech is as well as the number of instances or the percentage of sales transactions in which Hyprotech is either a part of the bundle or is a leading driver of the sale?
David McQuillin:
Well, first of all, it's not our practice to disclose individual product line details. That being said, I would say to you that Hyprotech, the former Hyprotech represents approximately 25 percent of our total revenues.
Krishna Rangarajan:
Now, over and beyond just the revenue contribution, what is the role this plays in your overall sales cycle? You know, is this, how important is this to, for a customer to buy an overall product set from Aspen? You know, in the absence of this, will it impact more than 25 percent of the revenue in a sense that customers who may have been attracted to Aspen primarily because of Hyprotech may be less inclined to doing business with you?
David McQuillin:
Well, the Hyprotech product line is fully integrated into our engineering product line and is routinely being sold together with many of our other engineering product lines. That being said, as we have pointed out, the Hyprotech product line was really focused on oil and gas and refining and so those are the two major verticals in which it is sold.
It's really difficult to speculate as to how, if the action of the FTC might impact sales in those verticals or other verticals and so I really can't comment any further on that.
Krishna Rangarajan:	All right. Thank you.
David McQuillin:	Yes.
Operator:	And that's all the time we have allotted for questions. I'll turn the conference back over to our speakers.

David McQuillin:
Thank you, Erica, and thanks everybody for joining us today. I'm proud of the work our organization has done over the nine months since I became CEO back on October 1st improving AspenTech's profitability, prudently managing cash, securing the essential financing to fund existing obligations and future growth and solidifying our reputation among customers as the place to turn for enterprise operations management solutions in the process industries.

The results for Q4 were the third in what I hope will be a long string of consecutive positive reports as we work hard to restore investor confidence. The developments on the regulatory front are unfortunate and will consume time and money but we believe we will prevail in the end.

And the proceeds of the financing will enable us to continue to operate business as usual until that time. I look forward to having only good news to share in the weeks and months to come, and until then, I wish you a good evening.
Operator:	That does conclude today's conference. Thank you for your participation. You may now disconnect.

END

IMPORTANT ADDITIONAL INFORMATION HAS BEEN FILED WITH THE SEC

        Aspen has filed with the SEC and mailed to its stockholders a Proxy Statement in connection with the proposed financing transactions. The Proxy Statement contains important information about Aspen, Advent International, Inc., the proposed transactions and related matters. Investors and security holders are urged to read the Proxy Statement carefully.

        Investors and security holders may obtain free copies of the Proxy Statement and other documents filed with the SEC by Aspen through the web site maintained by the SEC at www.sec.gov. In addition, investors and security holders may obtain free copies of the Proxy Statement by contacting Investor Relations, Aspen Technology, Inc., Ten Canal Park, Cambridge, Massachusetts 02141, telephone (617) 949-1000.

        Aspen, Advent and their respective directors and executive officers, may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by Aspen's financing transaction. Information regarding Aspen's directors and executive officers is contained in Aspen's Form 10-K for the fiscal year ended June 30, 2002 and its proxy statement dated July 11, 2003, which have been filed with the SEC. As of June 20, 2003, Aspen's directors and executive officers beneficially owned approximately 2,810,880 shares of Aspen's common stock, representing approximately 6.9% of that class. As of June 20, 2003, Advent had no beneficial ownership of Aspen common stock.

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IMPORTANT ADDITIONAL INFORMATION HAS BEEN FILED WITH THE SEC